PROSPECTUS SUPPLEMENT NO. 2 DATED AUGUST 8, 1997                  Rule 424(b)(2)
(To Prospectus dated July 9, 1997)                    Registration No. 333-27785

                       AMERICAN RESIDENTIAL SERVICES, INC.

                 7 1/4% Convertible Subordinated Notes due 2004
                    Interest Payable April 15 and October 15

               The following beneficial owner of 7 1/4% Convertible Subordinated Notes due 2004 (the "Notes") of American Residential Services, Inc., a Delaware Company (the "Company"), has requested the Company to file a Prospectus Supplement identifying that beneficial owner as a Selling Holder. The information in the table below has been provided by the Selling Holder.

                                 Aggregate Principal         Number of Shares
                                   Amount of Notes           of Common Stock
                                      Owned and                 Owned and
      NAME OF SELLING HOLDER       OFFERED HEREBY          OFFERED HEREBY(1)
      ----------------------       --------------          -----------------
Hillside Capital Incorporated
  Corporate Account (2)..............    $ 45,000                    1,764

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(1)     Shares shown are the number of whole shares of common stock, par value
        $.001 per share, of the Company into which the holder's Notes are convertible at the initial conversion price of $25.50 per share ("Conversion Shares"). Except as noted below, the Selling Holder did not report owning any other shares.

(2) Excludes $200,000 aggregate principal amount of Notes and 7,843 Conversion Shares held by the Selling Holder and previously registered for resale pursuant to the Registration Statement to which this Prospectus Supplement relates.

                                End of Supplement